Exhibit 99.1

                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                 Contacts:
New York, N.Y. 10022                                       ---------
                                                           James N. Fernandez
                                                           (212)230-5315
                                                           Mark L. Aaron
                                                           (212)230-5301

                   TIFFANY REPORTS ITS THIRD QUARTER RESULTS;
                   ------------------------------------------
                     SALES AND EARNINGS EXCEED EXPECTATIONS
                     --------------------------------------

New York, N.Y., November 25, 2009 - Tiffany & Co. (NYSE: TIF) reported higher-than-expected net sales of $598 million and net earnings from continuing operations of $0.34 per diluted share in its third quarter that ended October 31, 2009. Management raised its sales and earnings outlook for the full year.

Net sales of $598.2 million in the third quarter were 3% below the prior year. On a constant-exchange-rate basis, which excludes the effect of translating foreign-currency-denominated sales into U.S. dollars, worldwide net sales declined 5% and comparable store sales declined 6% (see attached "Non-GAAP Measures" schedule).

In the nine months (year-to-date) ended October 31, 2009, net sales of $1.728 billion were 14% below the prior year. On a constant-exchange-rate basis, net sales and comparable store sales declined 13% and 15%.

Michael J. Kowalski, chairman and chief executive officer, said, "We were pleased to see that the rate of sales declines in the U.S. lessened as the quarter progressed. At the same time, many countries in Asia-Pacific and Europe achieved considerably better-than-expected sales. These results, combined with ongoing expense restraint, contributed to earnings above our prior expectation."

Net earnings from continuing operations in the third quarter were $43.3 million, or $0.34 per diluted share. This includes a $4.0 million charge related to a diamond sourcing agreement and a $5.6 million tax benefit which, together, were a benefit to net earnings from continuing operations of $0.01 per diluted share. Net earnings were $43.3 million, or $0.35 per diluted share.

In the prior year's third quarter, net earnings from continuing operations were $45.6 million, or $0.36 per diluted share. This included a $4.3 million pre-tax charge, or $0.03 per diluted share, related to a write-off (see Interest and Other expenses, net). Net earnings were $43.8 million, or $0.35 per diluted share.

In the 2009 year-to-date, net earnings from continuing operations were $127.5 million, or $1.02 per diluted share. This included $11.2 million of tax benefits; non-recurring income of $4.4 million related to a loan recovery; and a $4.0 million charge related to a diamond sourcing agreement; these three items together were a benefit of $0.08 per diluted share. Net earnings were $124.5 million, or $1.00 per diluted share.

In the first nine months of 2008, net earnings from continuing operations were $194.7 million, or $1.53 per diluted share, and net earnings were $188.9 million, or $1.49 per diluted share. This included the above-mentioned $4.3 million pre-tax charge related to a write-off.

Financial results for the Iridesse subsidiary are classified as discontinued operations in the statement of earnings for the current and prior year periods. This change in classification began in the second quarter of 2009.

Net sales by segment were as follows:
-------------------------------------
     o In the Americas, sales of $303.5 million in the third quarter and $887.4 million in the year-to-date were 9% and 21% below prior year levels. Comparable U.S. store sales declined 10% in the third quarter (declined 5% in the month of October) and 25% in the year-to-date. Sales in the New York flagship store declined 8% and 27% while comparable U.S. branch store sales declined 11% and 24%. During the quarter, the Company opened stores in Roseville, CA and Seattle, WA. Combined Internet and catalog sales in the U.S. declined 9% and 11% in the quarter and year-to-date.

     o In the Asia-Pacific region, sales increased 10% to $225.8 million in the third quarter due to improved results in most countries. Sales of $639.2 million in the year-to-date were equal to last year. On a constant-exchange-rate basis, sales rose 2% in the third quarter and declined 3% in the year-to-date, and comparable store sales declined 3% and 6%. During the quarter, the Company opened a boutique in Seoul, Korea.

     o In Europe, sales increased 12% to $65.0 million in the third quarter and sales of $188.9 million in the year-to-date were equal to the prior year. On a constant-exchange-rate basis, sales rose 16% in the third quarter and 15% in the year-to-date, and comparable store sales increased 9% and 6% due to growth in most countries. During the quarter, the Company opened a boutique in Manchester, England.

     o The Company operated 215 TIFFANY & CO. stores and boutiques at October 31, 2009 (90 in the Americas, 100 in Asia-Pacific and 25 in Europe), versus 204 locations a year ago (85 in the Americas, 96 in Asia-Pacific and 23 in Europe).

     o Other sales declined 81% to $3.9 million in the third quarter and 75% to $12.8 million in the year-to-date. A reduction in the Company's purchases of rough diamonds in response to soft consumer demand for polished diamonds has led to reduced wholesale sales of rough diamonds. The Company sells rough diamonds that do not meet its requirements.

Other financial highlights were:
--------------------------------
     o Gross margin (gross profit as a percentage of net sales) was 54.8% in the third quarter and 55.2% in the year-to-date, compared with 56.3% and 57.1% in the prior year. The declines were primarily due to higher product costs.

     o Selling, general and administrative (SG&A) expenses declined 2% in the third quarter (after a reported decline of 7% in last year's third quarter due to the Company's reduction in then anticipated management incentive compensation) and declined 11% in the year-to-date. Substantial savings were realized from reduced staffing and marketing costs in both periods, as well as lower variable costs in the year-to-date.

     o Interest and other expenses, net in the third quarter were below the prior year. The prior year included a $4.3 million write-off of an interest rate swap that the Company had entered into with Lehman
          Brothers Special Financing Inc., as well as foreign currency transaction losses. Interest and other expenses, net in the year-to-date were above the prior year primarily due to increased interest expense related to issuances of long-term debt over the past year.

     o Effective income tax rates of 22.0% in the third quarter and 29.2% in the year-to-date compared with 32.1% and 35.8% in the prior year. Effective income tax rates in 2009 were affected by the recording of favorable reserve adjustments at the conclusion of certain tax audits and expiration of statutory periods; these adjustments benefited net earnings from continuing operations per diluted share by $0.04 in the quarter and $0.09 in the year-to-date.

     o Accounts receivable at October 31, 2009 were 8% below the prior year as a result of lower sales.

     o Net inventories at October 31, 2009 were 6% below the prior year and have declined 4% since the beginning of the fiscal year. This reduction is consistent with management's objective, which is to reduce inventories by a single-digit percentage in the full year.

     o Capital expenditures in the nine-month period were $46.9 million, compared with $108.5 million in the prior year. The lower spending reflected fewer store openings and other cost containment, and the Company expects capital expenditures of approximately $85 million for the full year.

     o Balance sheet liquidity at October 31, 2009 included: cash and cash equivalents of $374.9 million, versus $160.4 million a year ago, and total short-term borrowings and long-term debt of $753.0 million, versus $821.3 million a year ago.

Mr. Kowalski added, "We believe that Tiffany has performed remarkably well despite the dramatic downturn in consumer spending. We have continued to invest in the business and have not compromised any of our brand principles. At the same time, we have taken the steps necessary to ensure healthy levels of profitability and liquidity. Looking forward, we remain confident in the long-term growth potential of Tiffany, driven by new store, market and product opportunities, the ability to realize market share gains in a changed competitive environment, and the growing appeal of our core brand values of genuine luxury and lasting value in a more discerning consumer environment."

2009 Outlook:
-------------
Management's outlook for the fourth quarter (based on assumptions that may or may not prove valid) is for a mid-single-digit percentage increase in worldwide sales. Total sales growth in November-to-date is tracking favorably to management's expectation, but results in December are most relevant to the Company's ability to achieve its outlook for the fourth quarter. For the full year, management now expects: (i) a worldwide sales decline of approximately 8%, including: (a) a low-teens percentage decline in the Americas, (b) the Asia-Pacific region equal to the prior year, (c) a low-single-digit percentage increase in Europe, and (d) a 60% decline in Other sales; (ii) a decline in the operating margin (when the prior year is adjusted to exclude one-time items) due to both a lower gross margin and the anticipated sales de-leverage effect on fixed costs, partly offset by savings tied to staff reductions and other cost-related initiatives; (iii) interest and other expenses, net of approximately $48 million; (iv) an effective income tax rate of approximately 31%; and (v) net earnings from continuing operations of $1.88 - $1.98 per diluted share (versus previous guidance of $1.65 - $1.75 per diluted share).

Today's Conference Call
-----------------------
The Company will host a  conference  call today at 8:30 a.m.  (Eastern  Time) to
review  these  actual   results  and  its  outlook.   Investors  may  listen  at
http://investor.tiffany.com ("Events and Presentations").

Next Scheduled Announcement
---------------------------
The Company expects to report its sales results for the November-December holiday period on Tuesday, January 12, 2010 before the stock market opens. There will not be a conference call. To receive notifications of news releases, please register at http://investor.tiffany.com ("E-Mail Alerts").

Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain "forward-looking" statements concerning the Company's objectives and expectations with respect to sales, operating margin, earnings, inventories and capital expenditures. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company's 2008 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

                                      # # #

                         TIFFANY & CO. AND SUBSIDIARIES
                                   (Unaudited)

NON-GAAP MEASURES
-----------------

Net Sales
---------
The Company's reported sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars
("constant-exchange-rate       basis").       Management      believes      this
constant-exchange-rate basis provides a more representative assessment of the sales performance and provides better comparability between reporting periods.

The Company's management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company's operating results. The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:


                                      Third Quarter 2009 vs. 2008                     Year-to-date 2009 vs. 2008
                              --------------------------------------------    --------------------------------------------
                                                             Constant-                                       Constant-
                                  GAAP       Translation     Exchange-            GAAP       Translation     Exchange-
                                Reported       Effect        Rate Basis         Reported       Effect        Rate Basis
                              --------------------------------------------    --------------------------------------------
Net Sales:
----------
Worldwide                           (3)%            2 %            (5)%            (14)%           (1)%           (13)%
Americas                            (9)%           (1)%            (8)%            (21)%           (1)%           (20)%
 U.S.                               (9)%           -               (9)%            (23)%           -              (23)%
Asia-Pacific                        10 %            8 %             2 %             -               3 %            (3)%
 Japan                               3 %           13 %           (10)%             (3)%            9 %           (12)%
 Other Asia-Pacific                 20 %            2 %            18 %              5 %           (7)%            12 %
Europe                              12 %           (4)%            16 %             -             (15)%            15 %


Comparable Store Sales:
-----------------------
Worldwide                           (3)%            3 %            (6)%            (15)%           -              (15)%
Americas                           (10)%           -              (10)%            (24)%           (1)%           (23)%
 U.S.                              (10)%           -              (10)%            (25)%           -              (25)%
Asia-Pacific                         5 %            8 %            (3)%             (3)%            3 %            (6)%
 Japan                              -              13 %           (13)%             (3)%            9 %           (12)%
 Other Asia-Pacific                 10 %            1 %             9 %             (3)%           (6)%             3 %
Europe                               6 %           (3)%             9 %             (8)%          (14)%             6 %



Net Earnings from Continuing Operations
---------------------------------------
The accompanying press release presents net earnings from continuing operations and highlights current-year and prior-year one-time items in the text. Management believes excluding such items presents the Company's third quarter and nine months results on a more comparable basis to the corresponding periods in the prior year, thereby providing investors with an additional perspective to analyze the results of operations of the Company at October 31, 2009. The following table reconciles GAAP net earnings from continuing operations and net earnings from continuing operations per diluted share ("EPS") to the non-GAAP net earnings from continuing operations and net earnings from continuing operations per diluted share, as adjusted:

                                                    Three Months Ended                       Three Months Ended
                                                     October 31, 2009                         October 31, 2008
                                          ---------------------------------------------------------------------------------
                                                    $                Diluted                 $                Diluted
(in thousands, except per share amounts)       (after tax)             EPS              (after tax)             EPS
---------------------------------------------------------------------------------------------------------------------------
Net earnings from continuing                 $      43,309         $       0.34       $      45,556         $       0.36
 operations, as reported

Diamond sourcing agreement  a                        3,440                 0.03                   -                    -

Tax benefit  b                                      (5,558)               (0.04)                  -                    -

Write-off of interest rate swap  c                       -                    -               2,727                 0.03
                                          ---------------------------------------------------------------------------------
Net earnings from continuing
 operations as adjusted                      $      41,191         $       0.33       $      48,283         $       0.39
                                          =================================================================================

a On a pre-tax basis includes a $4,000,000 charge within SG&A for the three months ended October 31, 2009.

b Includes $5,558,000 of tax benefits within the provision for income taxes for the three months ended October 31, 2009.

c On a pre-tax basis includes a $4,300,000 charge within interest and other expenses, net for the three months ended October 31, 2008.



                                                     Nine Months Ended                        Nine Months Ended
                                                     October 31, 2009                         October 31, 2008
                                          ---------------------------------------------------------------------------------
                                                       $                Diluted                 $                Diluted
(in thousands, except per share amounts)         (after tax)             EPS              (after tax)             EPS
---------------------------------------------------------------------------------------------------------------------------
Net earnings from continuing                 $     127,469         $       1.02       $     194,742         $       1.53
 operations, as reported

Diamond sourcing agreement  a                        3,440                 0.03                   -                    -

Loan recovery  a                                    (2,676)               (0.02)                  -                    -

Tax benefit  b                                     (11,220)               (0.09)                  -                    -

Write-off of interest rate swap  c                       -                    -               2,727                 0.02
                                          ---------------------------------------------------------------------------------
Net earnings from continuing                 $     117,013         $       0.94       $     197,469         $       1.55
 operations  as adjusted
                                          =================================================================================

a On a pre-tax basis includes a charge of $4,000,000 tied to the termination of a diamond sourcing agreement and a benefit of $4,442,000 from a loan recovery, both within SG&A for the nine months ended October 31, 2009.

b Includes $11,220,000 of tax benefits within the provision for income taxes for the nine months ended October 31, 2009.

c On a pre-tax basis includes a $4,300,000 charge within interest and other expenses, net for the nine months ended October 31, 2008.

                         TIFFANY & CO. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
               (Unaudited, in thousands, except per share amounts)



                                                               Three Months Ended October 31,        Nine Months Ended October 31,
                                                              -----------------------------------  ---------------------------------
                                                                         2009             2008               2009            2008
                                                                  -------------    -------------      -------------   -------------
Net sales                                                      $       598,212  $       616,152    $     1,728,320  $    2,011,266

Cost of sales                                                          270,409          269,027            773,846         862,247
                                                                  -------------    -------------      -------------   -------------

Gross profit                                                           327,803          347,125            954,474       1,149,019

Selling, general and administrative expenses                           260,986          265,622            738,589         826,501
                                                                  -------------    -------------      -------------   -------------

Earnings from continuing operations                                     66,817           81,503            215,885         322,518

Interest and other expenses, net                                        11,326           14,449             35,898          19,294
                                                                  -------------    -------------      -------------   -------------

Earnings from continuing operations before income taxes                 55,491           67,054            179,987         303,224

Provision for income taxes                                              12,182           21,498             52,518         108,482
                                                                  -------------    -------------      -------------   -------------

Net earnings from continuing operations                                 43,309           45,556            127,469         194,742

Net earnings (loss) from discontinued operations                            30           (1,779)            (3,013)         (5,805)
                                                                  -------------    -------------      -------------   -------------

Net earnings                                                   $        43,339  $        43,777    $       124,456  $      188,937
                                                                  =============    =============      =============   =============


Net earnings from continuing operations per share:

  Basic                                                        $          0.35  $          0.37    $          1.03  $         1.56
                                                                  =============    =============      =============   =============
  Diluted                                                      $          0.34  $          0.36    $          1.02  $         1.53
                                                                  =============    =============      =============   =============

Net earnings per share:

  Basic                                                        $          0.35  $          0.35    $          1.00  $         1.51
                                                                  =============    =============      =============   =============
  Diluted                                                      $          0.35  $          0.35    $          1.00  $         1.49
                                                                  =============    =============      =============   =============


Weighted-average number of common shares:

  Basic                                                                124,202          123,399            124,095         125,190
  Diluted                                                              125,582          124,899            124,756         127,053



                         TIFFANY & CO. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Unaudited, in thousands)




                                                                October 31,         January 31,           October 31,
                                                                       2009                2009                  2008
                                                           -----------------    -----------------    ------------------
ASSETS
------
Current assets:
Cash and cash equivalents                                   $       374,871      $       160,445      $        160,376
Accounts receivable, net                                            150,895              164,447               164,269
Inventories, net                                                  1,541,888            1,601,236             1,638,479
Deferred income taxes                                                12,521               13,640                33,069
Prepaid expenses and other current assets                           126,400              108,966                70,375
                                                               -------------        -------------        --------------

Total current assets                                              2,206,575            2,048,734             2,066,568

Property, plant and equipment, net                                  694,063              741,048               738,287
Other assets, net                                                   318,591              312,501               334,720
                                                               -------------        -------------        --------------

                                                            $     3,219,229      $     3,102,283      $      3,139,575
                                                               =============        =============        ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Short-term borrowings                                       $        30,906      $       242,966      $        414,364
Current portion of long-term debt                                   163,890               40,426               100,682
Accounts payable and accrued liabilities                            222,313              223,566               236,191
Income taxes payable                                                 15,412               27,653                 6,930
Merchandise and other customer credits                               66,287               67,311                67,924
                                                               -------------        -------------        --------------

Total current liabilities                                           498,808              601,922               826,091

Long-term debt                                                      558,207              425,412               306,226
Pension/postretirement benefit obligations                          187,872              200,603                86,355
Other long-term liabilities                                         132,837              152,334               140,704
Deferred gains on sale-leasebacks                                   130,861              133,641               134,444
Stockholders' equity                                              1,710,644            1,588,371             1,645,755
                                                               -------------        -------------        --------------

                                                            $     3,219,229      $     3,102,283      $      3,139,575
                                                               =============        =============        ==============

